                                                                  Exhibit (a)(4)




THE CHASE MANHATTAN BANK      BANKERS TRUST COMPANY      BANK OF AMERICA, N.A.
    270 PARK AVENUE          ONE BANKERS TRUST PLAZA      9 WEST 57TH STREET
  NEW YORK, NY  10017          130 LIBERTY STREET            43RD FLOOR
                               NEW YORK, NY  10006        NEW YORK, NY 10019

              CHASE SECURITIES INC.       DEUTSCHE BANK SECURITIES INC.
                270 PARK AVENUE                130 LIBERTY STREET
               NEW YORK, NY  10017            NEW YORK, NY  10006


                                                                October 24, 1999



BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street
Boston, MA  02102

Attention:  Anthony J. Dinovi

c/o Evercore Advisors Inc.
65 East 55 Street, 33rd Floor
New York, New York 10022

Attention:  Austin M. Beutner


Re:  Alternative Senior Bank Financing
     ---------------------------------

                                COMMITMENT LETTER

Ladies and Gentlemen:

         Reference is made to the Commitment Letter, dated as of October 11, 1999, among The Chase Manhattan Bank ("Chase"), Chase Securities Inc. ("CSI"), Bankers Trust Company ("BTCo"), Deutsche Bank Securities Inc. ("DBSI") and Bank of America, N.A. ("BOA" and, together with Chase, CSI, BTCo and DBSI, each, a "Co-Agent" and collectively, the "Co-Agents") and BFH Merger Corp. ("MergeCo"), a Delaware corporation formed by Thomas H. Lee Company and its affiliates (collectively, "THL"), Evercore Capital Partners L.P. and its affiliates ("ECP") and one or more other investors acceptable to the Co-Agents (together with THL and ECP, the "Equity Investors") (as in effect on the date hereof, the "Original Commitment Letter"). This letter and the Term Sheet attached hereto as Exhibit A (the "Term Sheet") will set forth certain terms and conditions of the Alternative Senior Bank Financing referred to below. The Alternative Senior Bank Financing is intended as an alternative financing arrangement to the Senior Bank Financing referred to in the Original Commitment Letter and under no circumstances will the Lenders (as defined below) have the obligation to fund both the Alternative Senior Bank Financing and the Senior Credit Facility (as defined in the Original Commitment Letter). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Original Commitment Letter.

         You have advised the Co-Agents that MergeCo intends to consummate a recapitalization (such transaction, together with the Merger referred to below, the "Recapitalization") of Big Flower Holdings, Inc. ("Holdings"), as a result of which (x) the Equity Investors would own approximately 86.2% issued and outstanding shares of common stock of Holdings and (y) certain existing management of Holdings (the "Holdover Shareholders") would own approximately 13.8% of the issued and outstanding shares of common stock of Holdings. As part of the Recapitalization, (i) the Holdover Shareholders would retain equity capital in Holdings with a value of approximately $63.0 million (the "Equity Rollover") and (ii) cash in an aggregate amount of approximately $608.4 million will be distributed to the existing common equity shareholders and option holders of Holdings (other than in respect of equity being rolled over pursuant to the Equity Rollover and net of the cash payable in connection with the exercise of options accelerated in connection with the Recapitalization). We understand that the Recapitalization shall be effected by means of a merger of MergeCo with and into Holdings, with Holdings as the surviving corporation of such merger (the "Merger"), pursuant to an amended and restated agreement and plan of merger, dated as of October 12, 1999, between MergeCo and Holdings (as in effect on the date hereof, the "Merger Agreement"). We understand that the percentages and dollar amounts set forth above are subject to adjustment as provided in Section 2.03 of the Merger Agreement and as a result of the transactions contemplated by the proviso to clause (i) of the following paragraph.

         We further understand that (i) prior to the date of the consummation of the Recapitalization (the "Closing Date"), Big Flower Press Holdings, Inc., a wholly-owned subsidiary of Holdings ("BFPH"), shall have commenced a tender offer/consent solicitation (the "Existing Senior Subordinated Notes Tender Offer/Consent Solicitation") with respect to BFPH's existing senior subordinated notes in an aggregate principal amount equal to $600.1 million (the "Existing Senior Subordinated Notes"), pursuant to which (x) BFPH shall offer to purchase all of the outstanding Existing Senior Subordinated Notes at 100% of the principal amount thereof, (y) consents shall be solicited pursuant to an amendment (the "Existing Senior Subordinated Notes Indenture Amendment") to the indenture relating to the Existing Senior Subordinated Notes (the "Existing Senior Subordinated Notes Indenture") and (z) BFPH shall offer to pay to each holder of Existing Senior Subordinated Notes who validly consents to the Existing Senior Subordinated Notes Indenture Amendment a consent fee in an amount equal to $10.00 for each $1,000 principal amount of such holder's Existing Senior Subordinated Notes, all on terms and conditions reasonably satisfactory to each of the Co-Agents, which amendment would, inter alia, substantially eliminate the covenants currently contained in the Existing Senior Subordinated Notes Indenture in a manner reasonably satisfactory to the Co-Agents, (ii) in connection with the Recapitalization, Holdings and/or certain of its subsidiaries intend to refinance the existing senior credit facilities and certain other existing indebtedness of Holdings and its subsidiaries in an aggregate principal amount not to exceed $340.1 million (the "Other Existing Debt Refinancing") and (iii) the currently outstanding 6% Convertible Quarterly Income Preferred Securities of Big Flower Trust I (the "QUIPS") shall remain outstanding after giving effect to the Merger with no defaults or events of default existing with respect thereto, except that, at the option of the holders thereof, the QUIPS may be converted into the right to receive cash in an aggregate amount for all outstanding QUIPS not to exceed $124.0 million (with any such conversion payments required to be made in connection with the consummation of the Merger, being herein called the "QUIPS Conversion Payments" and, together with the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation (and all payments made to effect same), the Existing Senior Subordinated Notes Indenture Amendment and the Other Existing Debt Refinancing, collectively, the "Refinancing").

         We understand that the sources of funds needed to effect the Recapitalization and the Refinancing (assuming all Existing Senior Subordinated Notes are tendered and purchased pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation and all outstanding QUIPS are converted into QUIPS Conversion Payments), to obtain the Existing Senior Subordinated Notes Indenture Amendment, to pay all fees and expenses incurred in connection therewith (including consent fees payable pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation) and to provide for the ongoing working capital needs and general corporate requirements of Holdings and its subsidiaries shall be provided solely through (i) at least $420.6 million (or $457.6 million if the Columbine Sale is not effected on the Closing Date) from the issuance by MergeCo of common stock (the "Common Equity Issuance") to the Equity Investors (of which at least $281.4 million (or $306.2 million if the Columbine Sale is not effected on the Closing Date) shall be cash contributed by THL and at least $63.0 million shall be provided by the Holdover Shareholders pursuant to the Equity Rollover), provided that each of the amounts set forth above in this clause (i) (other than the amount provided by the Holdover Shareholders pursuant to the Equity Rollover) shall be reduced, but not by more than $60.0 million in the aggregate, by the amount of cash invested or received as contemplated by succeeding clauses (ii) and (iii), (ii) up to $19.2 million from the sale of the private internet investments specified on Exhibit A to
Schedule 5.15(a) to the Merger Agreement to the Equity Investors on terms satisfactory to the Co-Agents (the "Private Internet Investment Sale"), (iii) up to $60.0 million from the issuance of an Investment Instrument (as defined in the Merger Agreement) by Holdings to the Equity Investors, (iv) $450.0 million from the incurrence by BFPH of unsecured senior subordinated debt (the "BFPH Senior Subordinated Debt"), provided that the amount of proceeds required from the incurrence of the BFPH Senior Subordinated Debt as otherwise required above shall be reduced by the aggregate principal amount of the Existing Senior Subordinated Notes that are not tendered pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation, (v) to the extent same is consummated on the Closing Date, at least $37.0 million from the sale by Holdings of all of the capital stock of Columbine JDS Systems, Inc., a wholly-owned subsidiary of Holdings, on terms satisfactory to the Co-Agents (the "Columbine Sale"), (vi) to the extent the Columbine Sale is consummated on the Closing Date, at least $128.0 million from the payment by Columbine of a cash dividend (through its parent) to Holdings (the "Columbine Dividend") with the proceeds of the Term Loan Facility and the Mezzanine Debt referred to (and as defined in) the Commitment Letter (the "Columbine Commitment Letter"), dated as of October 11, 1999, among the Co-

Agents and MergeCo with respect to the acquisition by an affiliate of MergeCo of Columbine (the "Columbine Financing"), (vii) at least $50.0 million (or, in the event the Columbine Sale is not consummated on the Closing Date, $97.5 million) from the issuance by Holdings of 12.0% subordinated notes (10% of the interest on which will be payable in cash and 2.0% of the interest on which will be paid-in-kind) to THL on terms acceptable to each of the Co-Agents (the "Mezzanine Subordinated Debt"), provided, however, that if on the Closing Date the ratio (the "Senior Leverage Ratio") of BFPH's senior debt (including "indebtedness" deemed to exist under the A/R Facility referred to in the Term Sheet but less cash and cash equivalents) to pro forma EBITDA (to be defined on a basis consistent with GAAP but without giving effect to extraordinary and non-recurring gains and losses) after giving effect to the Transaction (as if the same had been consummated based on the incurrence of the Alternative Senior Bank Financing as described in the first sentence of the immediately succeeding paragraph) would not be less than or equal to 3.5 to 1 (the "Senior Leverage Ratio Requirement"), then the amount of the Mezzanine Subordinated Debt shall be increased by such amount (the "Additional Mezzanine Amount") not to exceed $50.0 million (with a dollar-for-dollar decrease in the Alternative Senior Bank Financing as described below) as may be required to ensure that the Senior Leverage Ratio of BFPH on the Closing Date is no greater than 3.5 to 1; provided that for purposes of this proviso only, the "EBITDA" of BFPH used in determining the Senior Leverage Ratio and the satisfaction of the Senior Leverage Ratio Requirement shall be deemed to be $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date) and (viii) the incurrence by BFPH and/or one or more wholly-owned subsidiaries of BFPH (collectively, the "Borrower") of indebtedness under the Alternative Senior Bank Financing described below (the financing transactions described in preceding clauses (i), (iii), (iv), (vi), (vii) and (viii) (but in the case of the financing transactions referred to in clauses (iii) and (vi), only to the extent consummated on the Closing Date) are herein collectively referred to as the "Financing Transactions", with the Recapitalization, the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation, the Existing Senior Subordinated Notes Indenture Amendment, the Other Existing Debt Refinancing, the QUIPS Conversion Payments (to the extent consummated on the Closing Date), the Private Internet Investment Sale (to the extent consummated on the Closing
Date), the Columbine Sale (to the extent consummated on the Closing Date), the Columbine Dividend (to the extent made on the Closing Date) and the Financing Transactions being herein collectively called the "Transaction").

         The Co-Agents further understand that the senior secured bank financing will be in the form of (i) a $350.0 million (or, if the Columbine Sale is not consummated on the Closing Date, $437.5 million) term loan facility (the "Tranche A Term Loan Facility"), to be made available to the Borrower pursuant to a single drawing on the Closing Date, (ii) a $350.0 million term loan facility (the "Tranche B Term Loan Facility" and, together with the Tranche A Term Loan Facility, the "Term Loan Facilities"), to be made available to the Borrower pursuant to a single drawing on the Closing Date and (iii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Alternative Senior Bank Financing") in the amount of $200.0 million to be made available to the Borrower on and after the Closing Date; provided, that proceeds of the loans under the Revolving Credit Facility in an amount not to exceed $23.0 million (as the same may be (x) reduced by the amount of deemed "debt" outstanding under the A/R Facility on the Closing Date in excess of $85.0 million and (y) increased by the excess of $85.0 million over the amount of deemed "debt" outstanding under the A/R Facility on the Closing Date) may be used to make payments owing in connection with the Transaction. Notwithstanding the foregoing provisions of this paragraph, if the Senior Leverage Ratio Requirement would not be satisfied on the Closing Date as contemplated by the proviso to clause (vii) of the immediately preceding paragraph, then the amount of the Term Loan Facilities as set forth above shall be reduced in the aggregate by the Additional Mezzanine Amount (which reduction shall be allocated among the Term Loan Facilities as the Co-Agents may determine in their sole discretion).

         Finally, you have advised us that, after the consummation of the Transaction, if (I) the aggregate Mezzanine Subordinated Debt (including the Additional Mezzanine Amount) is less than $100.0 million (or $147.5 million if the Columbine Sale is not consummated on the Closing Date) at March 31, 2000 or such earlier date when audited consolidated financial statements of BFPH for the fiscal year ended December 31, 1999 are made available (the "Additional Investment Determination Date") and (II) the EBITDA (the "1999 EBITDA") of BFPH (pro forma to include interim acquisitions by BFPH and its subsidiaries and to exclude Columbine and its subsidiaries in the event the Columbine Sale is consummated on the Closing Date) for the year ended December 31, 1999 (as determined based on the audited financial statements of BFPH for the year ended December 31, 1999) is less than $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date) (or such audited financial statements shall not have been made available to the Lenders on or prior to March 31, 2000), then the Equity Investors will contribute to Holdings, within 10 days following the Additional Investment Determination Date, an amount not to exceed $50.0 million in the form of common equity or mezzanine financing substantially in the form of the Mezzanine Subordinated Debt (the "Additional Investment") such that the sum of the Mezzanine Subordinated Debt outstanding on the Additional Investment Determination Date and the Additional Investment will aggregate $100.0 million (or $147.5 million if the Columbine Sale is not consummated on the Closing Date) and such amount shall be contributed by Holdings to BFPH and applied to repay loans under the Term Loan Facilities to the extent required by the relevant provisions of the Term Sheet.

         Each of Chase, BTCo and BOA is pleased to advise you of its commitment, on several basis and upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Term Sheet, to provide (x) 40%, in the case of Chase, (y) 40%, in the case of BTCo and (z) 20%, in the case of BOA, of the total amount of the Alternative Senior Bank Financing (i.e., the remainder of $987.5 million (or $900.0 million if the Columbine Sale is consummated on the Closing Date) less the Additional Mezzanine Amount (if any)).

         It is agreed that Chase shall act as the sole and exclusive Administrative Agent (in such capacity, the "Administrative Agent"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Lead Arrangers (in such capacity, the "Joint Lead Arrangers"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Book Managers (in such capacity, the "Joint Book Managers"), BTCo (or an affiliate designated by it) shall act as sole and exclusive Syndication Agent (in such capacity, the

"Syndication Agent") and BOA shall act as the Documentation Agent (in such capacity, the "Documentation Agent"), for the Alternative Senior Bank Financing, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, except as provided below, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Alternative Senior Bank Financing unless you and the Co-Agents shall so agree.

         The Joint Lead Arrangers intend to syndicate the Alternative Senior Bank Financing (including, in each Co-Agent's discretion, all or part of its commitment hereunder) to a group of financial institutions (together with Chase, BTCo and BOA, the "Lenders") identified by the Joint Lead Arrangers in consultation with you. The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Joint Lead Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your endeavoring to see that the syndication efforts benefit materially from your, THL's, ECP's, Holdings' and BFPH's existing lending relationships, (b) direct contact between senior management of THL, ECP, Holdings, BFPH and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and
(d) the hosting, with Holdings, BFPH and the Joint Lead Arrangers, of a meeting of prospective Lenders.

         In consultation with you, the Joint Lead Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Joint Lead Arrangers and the Co-Agents all information with respect to Holdings and its subsidiaries, THL, ECP, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as the Co-Agents may reasonably request in connection with the arrangement and syndication of the Alternative Senior Bank Financing. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any Co-Agent by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Co-Agent by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Alternative Senior Bank Financing we may use and rely on the Information and Projections without independent verification thereof.

         As consideration for each of Chase's, BTCo's and BOA's commitment hereunder and the Co-Agents' agreement to perform the services described herein, you agree to pay to the

Co-Agents the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter") on the basis provided therein.

         Each of Chase's, BTCo's and BOA's commitment hereunder and the Co-Agents' agreement to perform the services described herein are subject to (a) except as disclosed in reports filed by the Holdings and its subsidiaries with the Securities Exchange Commission on or prior to the date hereof or as disclosed in the Merger Agreement as of the date hereof or in the disclosure schedules to the Merger Agreement as of the date hereof, there not occurring or becoming known to any Co-Agent since December 31, 1998 any material adverse condition or material adverse change in or affecting the business, operations, property, assets, condition (financial or otherwise) or reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole, (b) the Co-Agents not becoming aware after the date hereof of any information or other matter affecting Holdings and its subsidiaries or the transactions contemplated hereby, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Co-Agents prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions prevailing as of the date hereof that, in the Co-Agents' judgment, could materially impair the syndication of the Alternative Senior Bank Financing, (d) each Co-Agent's satisfaction that prior to and during the syndication of the Alternative Senior Bank Financing there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or any of its subsidiaries or affiliates (other than the BFPH Senior Subordinated Debt and the financing to be provided by the Co-Agents as contemplated by Original Commitment Letter and the Columbine Commitment Letter) and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each of Chase's, BTCo's and BOA's commitment hereunder and of the Alternative Senior Bank Financing are not limited to those set forth herein and in the Term Sheet and the Fee Letter. Those matters that are not covered herein or in the Term Sheet or the Fee Letter are subject to the approval and agreement of the Co-Agents, THL and ECP.

         You agree (a) to indemnify and hold harmless the Co-Agents, the Lenders, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Alternative Senior Bank Financing, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse each Co-Agent and its affiliates on the Closing Date for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Alternative Senior Bank Financing and any related documentation (including this Commitment

Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Alternative Senior Bank Financing.

         You acknowledge that the Co-Agents and/or any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transaction described hereby and otherwise. Each Co-Agent agrees that it will not use or disclose confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Co-Agents of services for other companies, and each Co-Agent agrees that it will not furnish any such information to other companies. You also acknowledge that the Co-Agents have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

         This Commitment Letter shall not be assignable by you to any person or entity other than BFPH (so long as BFPH has assumed all of your obligations hereunder pursuant to an agreement satisfactory to us) without the prior written consent of the Co-Agents (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Co-Agents. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Alternative Senior Bank Financing and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York.

         This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

         The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's, BTCo's and BOA's commitments hereunder.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to Chase executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 25, 1999. Each of Chase's, BTCo's and BOA's commitment and the Co-Agents' agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence. If you accept this Commitment Letter and the Fee Letter as aforesaid, each of Chase's, BTCo's and BOA's commitment herein will terminate at the close of business on December 31, 1999 unless definitive documentation with respect to the Alternative Senior Bank Financing satisfactory to each of the Co-Agents and their respective counsel is executed and delivered, and the Closing Date shall have occurred, on or before such date.

                                      * * *

         The Co-Agents are pleased to have been given the opportunity to assist you in connection with this important financing. Very truly yours,


                                       THE CHASE MANHATTAN BANK



                                       By: /s/ Bruce Borden
                                           ----------------------------------
                                           Name: Bruce Borden
                                           Title: Vice President




                                       CHASE SECURITIES INC.



                                       By: /s/ Claudette Kraus
                                           ----------------------------------
                                           Name: Claudette Kraus
                                           Title: Vice Presient

                                       BANKERS TRUST COMPANY



                                       By: /s/ William W. Archer
                                           ----------------------------------
                                           Name: William W. Archer
                                           Title: Managing Director



                                       DEUTSCHE BANK SECURITIES INC.



                                       By: /s/ William W. Archer
                                           ----------------------------------
                                           Name: William W. Archer
                                           Title: Managing Director



                                       BANK OF AMERICA, N.A.



                                       By: /s/ Liz Borow
                                           ----------------------------------
                                           Name: Liz Borow
                                           Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
WRITTEN ABOVE BY:

BFH MERGER CORP.



By: /s/ Anthony J. DiNovi
    ----------------------------------
    Name:  Anthony J. DiNovi
    Title: Chairman of The Board

                                                                       EXHIBIT A

                        ALTERNATIVE SENIOR BANK FINANCING

                         SUMMARY OF TERMS AND CONDITIONS



BORROWER:                  Big Flower Press Holdings, Inc. (the "Borrower"),
                           PROVIDED that at the request of the Borrower, certain wholly-owned subsidiaries of the Borrower may become borrowers under the Alternative Senior Bank Financing on a basis acceptable to the Lenders.

PURPOSE: The proceeds from the Tranche A Term Loan Facility and the Tranche B Term Loan Facility referred to below (collectively, the "Term Loan Facilities") will be used by the Borrower to (i) finance the Recapitalization; (ii) effect the Refinancing and
                           (iii) pay related costs and expenses; PROVIDED that proceeds of the Term Loan Facilities in an amount not to exceed $124.0 million shall be used exclusively to make the QUIPS Conversion Payments on the date of the consummation of the Recapitalization (the "Closing Date"), with any portion of the Term Loan Facilities not so utilized on the Closing Date to reduce the commitments under the Term Loan Facilities in the manner contemplated under the section "Mandatory Commitment Reductions/Mandatory Repayments" below. Proceeds from the Revolving Credit Facility will be used to finance the ongoing working capital requirements of the Borrower and its subsidiaries and for other general corporate purposes of the Borrower and its subsidiaries (including the repayment of Mezzanine Subordinated Debt in the circumstances contemplated by the proviso to clause 16 appearing under the heading "Covenants"); PROVIDED -------- that (i) proceeds from the Revolving Credit Facility in an amount not to exceed $23.0 million (as the same may be (x) reduced by the amount of deemed "debt" under the A/R Facility (as defined below) on the Closing Date in excess of $85.0 million and (y) increased by the excess of $85.0 million over the amount of deemed "debt" under the A/R Facility on the Closing Date) may be utilized to make payments in connection with the Transaction and (ii) proceeds from the Revolving Credit Facility may be used to make QUIPS Conversion Payments after the Closing Date.

ADMINISTRATIVE AGENT:      The Chase Manhattan Bank.

JOINT LEAD ARRANGERS:      Chase Securities Inc. ("CSI") (or an affiliate
                           designated by it) and Deutsche Bank Securities Inc.
                           ("DBSI") (or an affiliate designated by it).

JOINT BOOK MANAGERS:       CSI (or an affiliate designated by it) and DBSI (or
                           an affiliate designated by it).

SYNDICATION AGENT:         Bankers Trust Company ("BTCo") (or an affiliate
                           designated by it).

DOCUMENTATION AGENT:       Bank of America, N.A. ("BOA") (or an affiliate
                           designated by it).

CO-AGENTS:                 Chase, CSI, BTCo, DBSI and BOA.

LENDERS: A syndicate of banks and/or other financial institutions (together with Chase, BTCo and BOA, the "Lenders").

TYPES AND AMOUNTS
OF FACILITIES COMPRISING
ALTERNATIVE SENIOR BANK FINANCING:

                           (1) REVOLVING CREDIT FACILITY: Up to U.S.$200.0 million six year revolving credit facility, PROVIDED that at the request of the Borrower, a portion of the Revolving Credit Facility may be made available to certain wholly-owned subsidiaries of the Borrower acceptable to the Co-Agents in an amount, in currencies and on terms to be agreed upon.

                                    SWINGLINE LOAN SUB-FACILITY: A swingline loan facility of up to U.S. $30.0 million to be provided by the Administrative Agent (with the other R/C Banks participating in the risks associated with such loans pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility), PROVIDED that at the request of the Borrower, a portion of the Swingline Loan Sub-Facility may be made available to certain wholly-owned subsidiaries of the Borrower acceptable to the Co-Agents in an amount, in currencies and on terms to be agreed upon.

                                    LETTER OF CREDIT SUB-FACILITY: A letter of credit facility of up to an amount to be agreed by the Co-Agents to be provided by the Administrative Agent (with the other R/C Banks participating in the risks associated with such letters of credit pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility).

                           (2) TRANCHE A TERM LOAN FACILITY: Up to $437.5 million (or U.S. $350.0 million, if the Columbine Sale is consummated on the Closing
                                    Date) single drawdown 6-year term loan
                                    facility, PROVIDED that each of the
                                    foregoing amounts shall be subject to
                                    reduction by up to the Additional Mezzanine
                                    Amount if the Senior Leverage Ratio
                                    Requirement has not been satisfied on the Closing Date as contemplated by the last sentence of the fifth paragraph of the Commitment Letter.

                           (3)      TRANCHE B TERM LOAN FACILITY: Up to
                                    U.S.$350.0 million single drawdown 9-year term loan facility; PROVIDED that the foregoing amount shall be subject to reduction by up to the Additional Mezzanine Amount if the Senior Leverage Ratio Requirement has not been satisfied on the Closing Date as contemplated by the last sentence of the fifth paragraph of the Commitment Letter.

GUARANTORS:                Big Flower Holdings, Inc. ("Holdings") and each
                           direct and indirect wholly-owned domestic subsidiary of Holdings (excluding the Borrower and including
                           Columbine to the extent the Columbine Sale is not consummated on the Closing Date) shall be required to provide an unconditional guaranty of all amounts owing under the Alternative Senior Bank Financing
                           (collectively, the "Guaranties", with each entity required to provide a Guaranty being herein called a "Guarantor").

SECURITY:                  The obligations of the Borrower and the Guarantors
                           shall be secured by (x) a first priority perfected pledge of all capital stock and notes owned by the Borrower and the Guarantors (including the stock of the Borrower); PROVIDED that no more than 65% of the voting stock of foreign subsidiaries of the Borrower and the Guarantors shall be required to be pledged to secure the obligations of the Borrower under the Alternative Senior Bank Financing unless such pledge may be effected without giving rise to a "deemed dividend" tax liability under applicable law or any other material adverse tax consequence and (y) a first priority perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, contracts, contract rights, securities, intellectual property, inventory, equipment and real estate) of the Borrower and each Guarantor, subject to customary exceptions for transactions of this type.

                           All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to each of the Co-Agents, and shall effectively create first priority security interests in the property purported to be covered thereby.

FINAL MATURITY DATE:       (1)      REVOLVING CREDIT FACILITY: Sixth anniversary
                                    of the Closing Date.

                           (2)      TRANCHE A TERM LOAN FACILITY: Sixth
                                    anniversary of the Closing Date.

                           (3)      TRANCHE B TERM LOAN FACILITY: Ninth
                                    anniversary of the Closing Date.

AMORTIZATION:              The Tranche A Term Loan Facility will amortize
                           annually in quarterly installments to be determined.

                           Amortization of the loans under Tranche B Term Loan Facility (the "Tranche B Term Loans") shall be required (x) for each annual period on or prior to the seventh anniversary of the Initial Borrowing Date, in an amount equal to 1% of the initial aggregate principal amount of the Tranche B Term Loan Facility (with each annual amortization payable in four equal quarterly installments) and (y) for the two annual periods thereafter, in an amount equal to all then remaining principal of the Tranche B Term Loans (with such remaining amortization payable in eight equal quarterly installments over such two year period).


INTEREST AND COMMITMENT    Set forth in Annex I.
FEES:

MANDATORY
COMMITMENT REDUCTIONS/
MANDATORY REPAYMENTS:      Mandatory commitment reductions/repayments (to be
                           applied to the various facilities in a manner to be determined) will be required in an amount equal to 100% of the net proceeds received from (i) the sale or other disposition of all or any part of the assets of Holdings or its subsidiaries (other than (A) up to 50% of the lesser of (x) the Net Sale Proceeds (as defined below) from the sale of the 24/7 Media investments previously identified to the Co-Agents (the "24/7
                           Media Investments") and (y) the Implied Net Sale
                           Proceeds (as defined below) from the sale of the 24/7
                           Media Investments on the date of the Commitment
                           Letter (such lesser amount, the "Shared 24/7 Media
                           Proceeds"), to the extent same are used to repay all or a portion of the Additional Mezzanine Amount as contemplated by clause (A)(I)(y) or (C)(I)(x) of the proviso to clause 16 under the heading "Covenants" below, (B) up to 100% of that portion of the Net Sale
                           Proceeds from the sale of the 24/7 Media Investments in excess of the Implied Net Sale Proceeds from the sale of the 24/7 Media Investments on the date of the Commitment Letter (the "24/7 Media Appreciation
                           Proceeds"), to the extent same (x) are used to repay all or a portion of the Additional Mezzanine Amount as contemplated by clause (A)(I)(z) or (C)(I)(y) of the proviso to clause 16 under the heading
                           "Covenants" below or (y) are applied to make required payments owing, when and as due, to the Equity
                           Investors in respect of the Investment Instrument,
                           (C) up to 75% of the lesser of (x) the Net Sale
                           Proceeds from the sale of the XL Ventures investments previously identified to the Co-Agents (the "XL
                           Ventures Investments" and, together with the 24/7
                           Media Investments, the "Public Internet Investments") and (y) the Implied Net Sale Proceeds from the sale of the XL Ventures Investments on the date of the Commitment Letter (such lesser amount, the "Shared XL
                           Ventures Proceeds"), to the extent same are used to repay all or a portion of the Mezzanine Subordinated
                           Debt as contemplated by clause (B)(I) or (C)(II)(x) of the proviso to clause 16 under the heading
                           "Covenants" below, (D) up to 100% of that portion of the Net Sale Proceeds from the sale of the XL
                           Ventures Investments in excess of the Implied Net
                           Sale Proceeds from the sale of the XL Ventures
                           Investments on the date of the Commitment Letter (the
                           "XL Ventures Appreciation Proceeds"), to the extent same (x) are used to repay all or a portion of the Mezzanine Subordinated Debt as contemplated by clause
                           (B)(II) or (C)(II)(y) of the proviso to clause 16 under the heading "Covenants" below or (y) are applied to make required payments owing, when and as due, to the Equity Investors in respect of the Investment Instrument, (E) the Columbine Sale to the extent consummated on the Closing Date, (F) net proceeds not to exceed $19.2 million from the Private
                           Internet Investment Sale and (G) certain ordinary course of business sales and dispositions), PROVIDED that the Borrower and its subsidiaries may, in the absence of a default or an event of default under the Alternative Senior Bank Financing, reinvest proceeds (excluding in any event any portion of the Shared 24/7 Media Proceeds or the Shared XL
                           Ventures Proceeds not exempted pursuant to the immediately preceding parenthetical) of certain asset sales during a period (to be agreed upon) following the date of the respective asset sale, (ii) 100% of the net cash proceeds from issuances of debt
                           (including 100% of the net proceeds from that portion of the Additional Investment (to the extent in the form of mezzanine financing) as is required (after giving effect to the repayment of loans under the Alternative Senior Bank Financing with the proceeds of such portion of the Additional Investment) to achieve a Senior Leverage Ratio of 3.5 to 1 (with any portion of the Additional Investment not so required to be applied as a mandatory repayment or commitment reduction hereunder or under sub-clause (x) of the proviso to clause (iii) below being called the "Excluded Additional Investment Portion") but excluding (x) so long as no default or event of default is then in existence under the Alternative
                           Senior Bank Financing and 100% of the net proceeds therefrom are applied to repay BFPH Senior
                           Subordinated Debt then outstanding in the form (and only in the form) of a bridge loan, the Excluded
                           Additional Investment Portion (to the extent in the form of mezzanine financing), (y) the proceeds from the incurrence of the BFPH Senior Subordinated Debt and the Mezzanine Subordinated Debt on the Closing
                           Date and (z) the Columbine Financing), by Holdings and its subsidiaries, with customary exceptions to be agreed upon, (iii) 75% (subject to reduction based on the achievement of specified financial ratios to be determined) of the net cash proceeds from equity issuances by, or capital contributions to, Holdings and its subsidiaries, with customary exceptions to be agreed upon, PROVIDED that notwithstanding the foregoing, (x) 100% of the net proceeds from that portion of the Additional Investment (to the extent in the form of equity) as is required to achieve a Senior Leverage Ratio of 3.5 to 1 (after giving effect to the repayment of loans under the Alternative Senior Bank Financing with the proceeds of such Additional Investment) shall be applied as a mandatory repayment and/or commitment reduction and
                           (y) so long as no default or event of default is then in existence under the Alternative Senior Bank
                           Financing and 100% of the net proceeds therefrom are applied to repay BFPH Senior Subordinated Debt outstanding in the form (and only in the form) of a bridge loan, no portion of the Excluded Additional Investment Portion (to the extent in the form of equity) shall be applied as a mandatory repayment and/or commitment reduction hereunder, (iv) 75% (subject to reduction based on the achievement of specified financial ratios to be determined) of annual excess cash flow, and (v) 100% of certain insurance proceeds, PROVIDED that the Borrower and its subsidiaries may, in the absence of -------- a default or an event of default under the Alternative Senior Bank Financing, reinvest certain insurance proceeds in an amount to be determined during a period (to be agreed upon) following the date of receipt of such proceeds. The foregoing mandatory commitment reductions/repayments shall be subject to baskets and exceptions to be agreed upon.

                           As used above, (x) "Net Sale Proceeds" shall mean, with respect to any asset sale, cash proceeds received by BFPH from such asset sale after payment of taxes and carried interest to employees and (y) "Implied Net Sale Proceeds" shall mean, with respect to any asset sale, cash proceeds that would have been received by BFPH from such asset sale after payment of taxes and carried interest to employees if the respective asset had been sold at market price.

                           In addition, (i) on Closing Date (and after giving effect to any loans under the Term Loan Facilities made on such date), the aggregate commitments under the Term Loan Facilities shall be permanently reduced by the remainder of (x) $124.0 million LESS (y) the amount of the Term Loan Facilities actually utilized by the Borrower to make QUIPS Conversion Payments on the Closing Date (with such reduction to the commitments under the Term Loan Facilities to be allocated among the Term Loan Facilities in a manner to be determined by the Agents in their sole discretion) and (ii) the commitments under the Revolving Credit Facility shall be permanently reduced (and to the extent outstandings under the Revolving Credit Facility exceed the commitments thereunder as so reduced, outstandings in excess of the commitments as so reduced shall be repaid) in amount equal to the amount that outstanding "indebtedness" deemed to exist under the A/R Facility exceeds the A/R Facility Threshold Amount. The "A/R Facility Threshold Amount" shall mean, at any time, the sum of $120.0 million PLUS the aggregate amount of the commitment reductions theretofore made to the Revolving Credit Facility as a result of the application of clause (ii) above.

VOLUNTARY PREPAYMENTS:     Voluntary prepayments will be permitted in whole or
                           in part, at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of the prepayment of LIBOR borrowings other than on the last day of the relevant Interest Period.

                           The above-described mandatory and voluntary prepayments of loans under the Tranche A Term Loan Facility and the Tranche B Term Loan Facility shall be applied on a PRO RATA basis to reduce the remaining amortization payments under the Tranche A Term Loan Facility or the Tranche B Term Loan Facility, as the case may be.


A.     CONDITIONS
       PRECEDENT           In addition to conditions precedent typical for these
                           types of facilities (including accuracy of representations and absence of defaults) and any other conditions appropriate in the context of the proposed transaction, the following conditions shall apply to the initial borrowing under the Alternative
                           Senior Bank Financing (the date of such initial borrowing, the "Closing Date") :

                  1. The structure and all terms of, and the documentation for, each component of the Transaction to be consummated on the Closing Date shall be reasonably satisfactory to each of the Co-Agents and the Lenders (including, without limitation, (v) with respect to the BFPH Senior Subordinated Debt and the Mezzanine Subordinated Debt, amortizations, maturities, interest rates, limitations on cash interest payable, defaults, absence of guaranties and security, remedies and subordination provisions, as applicable (it being understood that in any event the Mezzanine Subordinated Debt shall contain a customary one-year standstill provision upon the occurrence of any default), (w) the terms of the Investment Instrument (to the extent issued), (x) the terms of the Columbine Sale, the Columbine Financing, the Columbine Dividend and the Private Internet Investment Sale, in each case to the extent consummated on the Closing Date, (y) management shareholder agreements and other shareholder agreements and (z) the materials and documentation publicly filed in connection with the Recapitalization and the Refinancing). Each component of the Transaction to be consummated on the Closing Date shall have been consummated in accordance with the documentation therefor and all applicable law and the capitalization, structure and equity ownership of Holdings and the Borrower shall be as described in the Commitment Letter and herein or otherwise reasonably satisfactory to each of the Co-Agents. The aggregate amount of fees and expenses paid in connection with the Recapitalization, the Refinancing and the other transactions contemplated hereby shall not exceed $130.0 million. After giving effect to the Transaction, Holdings and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) pursuant to the Financing Transactions, (ii) to the extent QUIPS Conversion Payments are not made on the Closing Date, the QUIPS, (iii) indebtedness deemed to exist under the existing accounts receivable facility of the Borrower and its subsidiaries (the "A/R Facility") in an aggregate amount not to exceed $120.0 million, (iv) the Existing Senior Subordinated Notes not tendered and repurchased pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation and (v) such other indebtedness, if any, as may be acceptable to the Co-Agents (with the indebtedness referred to in clauses (iii), (iv) and (v) being called the "Existing Indebtedness").

                  2. BFPH shall have commenced the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation and the Existing Senior Subordinated Notes Indenture Amendment shall have been entered into on or prior to the Closing Date. The Existing Senior Subordinated Notes Tender Offer/Consent Solicitation and the Existing Senior Subordinated Notes Indenture Amendment (and all terms and conditions thereof) shall be in form and substance satisfactory to the Co-Agents and the period for tendering Existing Senior Subordinated Notes pursuant to the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation shall have terminated. In any event, the Existing Senior Subordinated Notes Tender Offer/Consent Solicitation shall provide that holders of Existing Senior Subordinated Notes shall only receive a consent fee if they have tendered their notes prior to the 10th business day after commencement of the Existing Senior Subordinated Notes Tender Offer/Consent

                           Solicitation. At least 51% of the holders of outstanding principal amount of each series of the Existing Senior Subordinated Notes shall have tendered their Existing Senior Subordinated Notes and consents pursuant to the Existing Senior Subordinated Tender Offer/Consent Solicitation and the tender offer pursuant thereto shall have been consummated on or prior to the Closing Date.

                  3. Holdings and/or BFPH, as applicable, shall have received cash proceeds from (i) the Common Equity Issuance, (ii) the issuance of the Investment Instrument (to the extent issued on the Closing
                           Date), (iii) the Columbine Sale, the Columbine Dividend (through the Columbine Financing) and the Private Internet Investment Sale (in each case, to the extent consummated on the Closing Date) and (iv) the incurrence of BFPH Senior Subordinated Debt and the Mezzanine Subordinated Debt, in the amounts and as otherwise contemplated by the Commitment Letter, and shall have used the net cash proceeds therefrom to make payments owing in connection with the Recapitalization and the Refinancing before the Borrower utilizes any proceeds of Loans pursuant to the Alternative Senior Bank Financing for any such purpose. The cash proceeds received from the Common Equity Issuance, the issuance of the Investment Instrument (to the extent issued), the Columbine Sale, the Columbine Dividend (through the Columbine Financing) and the Private Internet Investment Sale (in each case, to the extent consummated on the Closing Date) and the incurrence of the BFPH Senior Subordinated Debt and the Mezzanine Subordinated Debt, when added to the aggregate principal amount of the loans under the Alternative Senior Bank Financing incurred on the Closing Date, shall be sufficient to effect the Transaction and to pay all fees and expenses in connection therewith.

                  4. The Co-Agents and the Lenders shall be satisfied with the terms (and documentation) for all Existing Indebtedness and the QUIPS. All Existing Indebtedness (and the QUIPS, as relevant) shall remain outstanding in accordance with its (or their) terms after giving effect to the Transaction, and no violation of any term or covenant contained in the Existing Indebtedness (and the QUIPS, as relevant) shall occur as a result of the Transaction, and no default shall exist thereunder after giving effect to the consummation of the Transaction.

                  5. Nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which the Co-Agents or the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Co-Agents, or on the ability of Holdings and its subsidiaries to perform their respective obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or the reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole.

                  6. All Loans and other financing to the Borrower shall be in full compliance with all requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

                  7. The Lenders shall have received such opinions and other appropriate factual information and expert advice as follows: (i) legal opinions from counsel, in form and substance and covering matters, acceptable to the Co-Agents (including an opinion as to no conflict with the Existing Indebtedness and the QUIPS (to the extent same remain outstanding on the Closing Date)), (ii) a solvency opinion with respect to Holdings and its subsidiaries (on a consolidated basis), the Borrower and its subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis), after giving effect to the consummation of the Transaction and the financing therefor, reasonably acceptable to the Co-Agents,
                           (iii) a PRO FORMA consolidated balance sheet of Holdings, --- ----- reasonably acceptable to the Co-Agents, dated as of the date of the most recently available quarterly financial statements, (iv) audited consolidated financial statements of Holdings for the fiscal years ended December 31, 1996, 1997 and 1998, which financial statements shall be in form and substance satisfactory to the Lenders and (v) the unaudited quarterly and monthly consolidated financial statements of Holdings for the interim period prior to the Closing Date, which financial statements shall be in form and substance satisfactory to the Lenders.

                  8. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby or any letter executed in connection herewith and payable to the Lenders or the Co-Agents (or their respective affiliates) shall have been paid to the extent due.

                  9. All requisite governmental authorities and third parties shall have approved or consented to the Transaction and the other transactions contemplated hereby to the extent required, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transaction or the other transactions contemplated hereby.

                  10. Each of the Guaranties shall have been executed and delivered. The security agreements required as described under the heading "Security" above shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Co-Agents, and the Lenders shall have a first priority perfected security interest in all assets as are required above. The Lenders shall have received satisfactory title insurance and surveys with respect to certain of the mortgaged real property to be mutually agreed upon by the Borrower and the Co-Agents.

                  11. The Borrower and each Guarantor shall have executed and delivered satisfactory definitive financing documentation with respect to the Alternative Senior Bank Financing (the "Credit Documentation").

                  12. The Senior Leverage Ratio shall be less than or equal to 3.5 to 1 (after giving effect to the Transaction and the incurrence of the Alternative Senior Bank Financing).

                  13. The Equity Investors shall have entered into a capital call agreement (the "Capital Call Agreement") in form and substance reasonably satisfactory to the Co-Agents, pursuant to which the Equity Investors shall be obligated (on a joint and several basis) to make an Additional Investment in the amount, at the time and under the circumstances contemplated by the sixth paragraph of the Commitment Letter.

B. CONDITIONS TO ALL
LOANS: Absence of default or event of default under the Senior Credit Facilities and continued accuracy of representations and warranties in all material respects.

COVENANTS:                 Those typical for these types of facilities and any
                           additional covenants appropriate in the context of the proposed transaction (with such covenants having such exceptions or baskets as may be mutually agreed upon). Although the
                           covenants have not yet been specifically determined, we anticipate that the covenants to be agreed upon shall in any event include:

                  1. Financial and other information: certified quarterly and audited annual financial statements, and other customary information.

                  2. Restrictions on indebtedness, with exceptions to be mutually agreed upon.

                  3. Restrictions on mergers, acquisitions, joint ventures, partnerships, investments, and acquisitions and dispositions of assets, with exceptions to be agreed upon.

                  4. Restrictions on sale-leaseback transactions and lease payments.

                  5. Limitations on dividends, redemptions and repurchases of capital stock and debt; PROVIDED that (x) dividends by the Borrower to Holdings will be permitted to enable Holdings to pay (i) interest on the outstanding debentures of Holdings held by the special-purpose trust which issued the QUIPS when and as due so long as (I) such trust uses such interest proceeds to pay dividends on the QUIPS when and as due and (II) no default or event of default then exists under the Alternative Senior Bank Financing or would exist after giving effect thereto, (ii) cash interest on the Mezzanine Subordinated Debt as and when due, so long as no default or event of default then exists under the Alternative Senior Bank Financing or would exist after giving effect thereto and (iii) certain ordinary course administrative expenses and (y) to the extent permitted above under the heading "Mandatory Commitment Reductions/Mandatory Repayments," payments owing to the Equity Investors with respect to the Investment Instrument may be made with the net proceeds from certain sales of Public Internet Investments.

                  6. Limitation on transactions with affiliates and formation of subsidiaries.

                  7. INTEREST COVERAGE - Ratio of Consolidated EBITDA (to be defined) to Cash Interest Expense (to be defined) for any rolling four quarter period at levels to be determined.

                  8. TOTAL LEVERAGE RATIO - Ratio of Total Consolidated Debt (to be defined) at any time to Consolidated EBITDA for each rolling four quarter period at levels to be determined.

                  9.       Restrictions on liens.

                  10.      Compliance with laws.

                  11.      Adequate insurance coverage.

                  12.      ERISA covenants.

                  13.      Limitations on capital expenditures.

                  14. Limitation on modifications of the agreements relating to certain indebtedness (including the BFPH Senior Subordinated Debt and the Mezzanine Subordinated Debt) and preferred stock and organizational documents.

                  15. Limitation on changes in business conducted by Holdings and its subsidiaries, with exceptions to be agreed upon.

                  16. Restrictions on voluntary repayments of indebtedness (including, without limitation, the BFPH Senior Subordinated Debt and the Mezzanine Subordinated
                           Debt); PROVIDED that (A) so long as no default or event of default then exists under the Alternative Senior Bank Financing or would result therefrom, all or a portion of the outstanding Additional Mezzanine Amount may be repaid (I) prior to the earlier of (a) March 31, 2000 or (b) the date audited financial statements of BFPH for the fiscal year ended December 31, 1999 are made available (such earlier date, the "Final Tested Mezzanine Prepayment Date") (x) if BFPH and its subsidiaries have generated sufficient cash such that the Senior Leverage Ratio (after giving effect to such repayment) is no greater than 3.5 to 1, (y) with up to 50% of the Shared 24/7 Media Proceeds, so long as the Senior Leverage Ratio is no greater than 3.5 to 1 after giving effect to the sale of such 24/7 Media Investments and such repayment and
                           (z) with up to 100% of the 24/7 Media Appreciation Proceeds, so long as the Senior Leverage Ratio is no greater than 3.5 to 1 after giving effect to the sale of such 24/7 Media Investments and such repayment and
                           (II) on the date the audited financial statements for BFPH for the fiscal year ended December 31, 1999 are made available if the 1999 EBITDA is at least $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date) so long as after giving effect to such repayment the Senior Leverage Ratio is no greater than 3.5 to 1, (B) all or a portion of the outstanding Mezzanine Subordinated Debt (including the Additional Mezzanine Amount) may be repaid prior to the Final Tested Mezzanine Prepayment Date with up to (I) 75% of the Shared XL Ventures Proceeds and (II) 100% of the XL Ventures Appreciation Proceeds, in either case so long as (x) no default or event of default then exists under the Alternative Senior Bank Financing or would result therefrom, (y) the Senior Leverage Ratio is no greater than 3.5 to 1 after giving effect to the sale of the respective XL Ventures Investments and such repayment and (z) in the case of any prepayment of the Mezzanine Subordinated Debt not constituting the Additional Mezzanine Amount, all BFPH Senior Subordinated Debt outstanding in the form of a loan shall have been theretofore refinanced with the proceeds of an issuance of senior subordinated notes pursuant to a public offering and (C) commencing on the 15th business day following the Final Tested Mezzanine Prepayment Date, so long as no default or event of default then exists under the Alternative Senior Bank Financing or would result therefrom, (I) all or a portion of the outstanding Additional Mezzanine Amount may be repaid with up to (x) 50% of the Shared 24/7 Media Proceeds and (y) 100% of the 24/7 Media Appreciation Proceeds and (II) all or a portion of the outstanding Mezzanine Subordinated Debt (including the Additional Mezzanine Amount) may be repaid with up to (x) 75% of the Shared XL Investments Proceeds and (y) 100% of the XL Investments Appreciation Proceeds. For purposes of clauses (A)(I) and (B) of this proviso only, it is understood and agreed that the Senior Leverage Ratio shall be calculated assuming that EBITDA is $231.0 million (or $256.9 million if the Columbine Sale is not consummated on the Closing Date).

                  17. Limitation on issuance of redeemable common stock and preferred stock of Holdings and restrictions on issuance of stock by subsidiaries, with certain exceptions to be agreed upon.

                  18. General affirmative covenants usual for facilities and transactions of this type and others to be specified by the Co-Agents (to be applicable to Holdings and its subsidiaries).

                  19. Special purpose covenants shall be applicable to Holdings and the existing special-purpose receivables entity.

                           The Credit Documentation will permit the Borrower to create or acquire subsidiaries which it may, at the time of such creation or acquisition, designate as "Unrestricted Subsidiaries" (including the Public Internet Investments), so long as (x) no default or event of default is then in existence under the Alternative Senior Bank Financing or would result therefrom and (y) the investment in such Unrestricted Subsidiary (including any deemed investment made upon any such designation resulting therefrom) is within the limits described in the last sentence of this paragraph. Unrestricted Subsidiaries shall not be required to provide Guaranties or security and shall not subject to the covenants contained in the Credit Documentation, except that (x) the "corporate separateness" and "line of business" covenants to be agreed upon shall be applicable thereto and (y) all obligations of Unrestricted Subsidiaries shall be required to be non-recourse to Holdings and its subsidiaries. Unrestricted Subsidiaries shall be ignored in determining Applicable Margins and compliance with the financial covenants contained in the Credit Documentation. So long as no default or event of default is then in existence under the Credit Documentation or would result therefrom, Investments by the Borrower and its subsidiaries (whether as a capital contribution or otherwise) in Unrestricted Subsidiaries shall be permitted in amounts and from sources to be agreed upon.

REPRESENTATIONS
AND WARRANTIES:            Typical for facilities and transactions of this type
                           and others to be specified by the Co-Agents, including but not limited to accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments, including no default or event of default; compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of regulatory approvals; labor matters; environmental matters, including the absence of material environmental liabilities; accuracy of information;
                           and validity, priority and perfection of security interests in the collateral.

EVENTS OF DEFAULT:         Will include (without limitation) payment,
                           misrepresentation, covenant, bankruptcy, ERISA, judgments, actual or asserted invalidity of security documents, guarantees or the Capital Call Agreement, change of ownership or control, and cross defaults, subject in certain cases, to notice, grace and cure provisions to be agreed.

ASSIGNMENT AND
PARTICIPATIONS:            Each Lender may assign all or a portion of its loans
                           and commitments under the Alternative Senior Bank
                           Financing, or sell participations therein, to another person or persons provided that (a) each such assignment shall be in a minimum amount equal to $5,000,000 and shall be subject to certain conditions
                           (including, without limitation, the approval of the Borrower, such approval not to be unreasonably withheld or delayed), (b) no such assignment shall result in the selling Lender having a commitment of less than $5,000,000 (such amount to be reduced proportionately as the total commitment is reduced and term loans are repaid) unless such selling Lender sells all of its loans and commitment pursuant to such assignment, (c) the Administrative Agent shall receive at the time of each such assignment a non-refundable assignment fee of $3,500 from the assigning or assignee Lender and (d) no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Alternative Senior Bank Financing
                           (except as to certain basic issues). Promptly after consummating any assignment, the selling Lender shall notify the Borrower thereof. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Alternative Senior Bank Financing only upon request.

YIELD PROTECTION:          The Credit Documentation shall contain customary
                           provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of laws and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

EXPENSES AND
INDEMNIFICATIONS:          The Borrower shall pay (a) all reasonable
                           out-of-pocket expenses of the Co-Agents associated with the syndication of the Alternative Senior Bank
                           Financing and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                           (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Co-Agents and the Lenders (including the reasonable fees, disbursement and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                           The Co-Agents and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of the proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the respective indemnified party).

REQUIRED LENDERS:          51%.

COUNSEL TO THE
CO-AGENTS:                 White & Case LLP.

GOVERNING LAW:             The law of the State of New York.

                                                                         ANNEX I


                          INTEREST AND COMMITMENT FEES

A.       BASE RATE OPTION

         Interest shall be at the Base Rate of the Administrative Agent PLUS the relevant Applicable Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 365 days, payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, or the prime commercial lending rate of the Administrative Agent, as announced from time to time at its head office. Base Rate drawings shall require one business day's prior notice (except that advances under the Swingline Loan Sub-Facility may be made on same day notice) and shall be in minimum amounts to be specified.

B.       LIBOR OPTION

         Interest shall be determined for periods ("Interest Periods") of one, two, three or six months and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. Dollars PLUS the relevant Applicable Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period. Interest will be paid at the end of each Interest Period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for Regulation D reserve requirements.

C.       DEFAULT INTEREST

         Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the otherwise applicable interest rate plus 2%. Such interest shall be payable on demand.

D.       COMMITMENT FEE

         The relevant Applicable Margin on the unutilized total commitments under the Revolving Credit Facility (for this purpose, with loans pursuant to the Swingline Loan Sub-Facility being deemed not to constitute a utilization of commitments under the Revolving Credit Facility), as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Revolving Credit Facility, payable quarterly in arrears and upon the termination of the Revolving Credit Facility.

E.       APPLICABLE MARGIN

         The "Applicable Margin" shall mean the percentage per annum equal to
         (x) in the case of loans under the Revolving Credit Facility and the Tranche A Term Loan Facility maintained as (i) LIBOR loans, 3.00% and
         (ii) Base Rate loans, 2.00%, (y) in the case of loans under the Tranche B Term Loan Facility maintained as (i) LIBOR loans, 3.75% and (ii) Base Rate loans, 2.75% and (z) in the case of the Commitment Fee, 0.50%, PROVIDED that so long as no default or event of default is then in existence under the Alternative Senior Bank Financing, commencing after a period to be agreed upon, the Applicable Margins for loans under the Revolving Credit Facility and the Tranche A Term Loan Facility shall be subject to reduction based upon the achievement of financial ratios to be determined.